Exhibit 15.1

FANGDA PARTNERS

香港 Hong Kong·上海 Shanghai·北京 Beijing·深圳 Shenzhen 广州 Guangzhou

http://www.fangdalaw.com

中国北京市朝阳区光华路一号 北京嘉里中心北楼27层 邮政编码：100020	电子邮件 电 话 传 真	E-mail: Tel.: Fax:	email@fangdalaw.com 86-10-5769-5600 86-10-5769-5799

27/F, North Tower, Beijing Kerry Centre 1 Guanghua Road, Chaoyang District Beijing 100020, PRC

XPeng Inc.

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

April 12, 2023

Dear Sirs,

We consent to the references to our firm under “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Group VIEs and Their Shareholders”, in XPeng Inc.’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners